UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

Pinnacle Gas Resources, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PINNACLE GAS RESOURCES, INC.
1 E. Alger
Sheridan, Wyoming 82801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 12, 2008

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of Pinnacle Gas Resources, Inc. will be held on Tuesday, August 12, 2008, beginning at 9:00 a.m. (Mountain Daylight Time) at the Crowne Plaza Hotel, 1450 Glenarm Place, Denver, Colorado 80202 for the following purposes:

1.	To elect two (2) Class II directors of Pinnacle Gas Resources, Inc., each to hold office until the end of such person’s term in 2011 and until such person’s respective successor is duly elected and qualified or until such person’s earlier death, resignation or removal;

2.	To ratify Ehrhardt Keefe Steiner & Hottman PC as our independent auditor for the fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record at the close of business on Friday, June 20, 2008, the record date for the 2008 Annual Meeting of Stockholders, are entitled to notice of and to vote at the 2008 Annual Meeting of Stockholders or any postponement or adjournment thereof. A list of such stockholders of record will be available for examination by a stockholder for any purpose germane to the meeting during ordinary business hours at our offices at 1 E. Alger, Sheridan, Wyoming 82801 during the ten days prior to the meeting. Stockholders holding at least a majority of the outstanding shares of our common stock are required to be present or represented by proxy at the meeting to constitute a quorum.

You are cordially invited to attend the meeting. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Whether or not you expect to attend the meeting in person, however, you are urged to mark, sign, date, and mail the enclosed proxy promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. If you attend the meeting, you may revoke your proxy and vote in person.

The Notice of Annual Meeting and Proxy Statement is accompanied by the Annual Report on Form 10-K for the fiscal year ended December 31, 2007. In addition, a copy of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 is available through our website and at www.sec.gov.

ON BEHALF OF THE BOARD OF DIRECTORS

Ronald T. Barnes
Secretary

July 2, 2008

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

PINNACLE GAS RESOURCES, INC.
1 E. Alger
Sheridan, Wyoming 82801

PROXY STATEMENT

FOR 2008 ANNUAL MEETING OF STOCKHOLDERS
AUGUST 12, 2008

July 2, 2008

To the Stockholders of Pinnacle Gas Resources, Inc.:

The accompanying proxy is solicited on behalf of the Board of Directors of Pinnacle Gas Resources, Inc. to be voted at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Pinnacle Gas Resources, Inc. (the “Company”) to be held on Tuesday, August 12, 2008 and any postponement or adjournment thereof. Stockholders of record at the close of business on Friday, June 20, 2008 are entitled to notice of, and to vote at, the Annual Meeting and at any postponement or adjournment.

When a properly executed proxy is received prior to the Annual Meeting, the shares represented will be voted at the Annual Meeting in accordance with the directions noted on the proxy. A proxy may be revoked at any time before it is exercised by submitting a written revocation or a later-dated proxy to the Secretary of the Company at the mailing address provided below or by attending the Annual Meeting in person and so notifying the inspector of elections. Unless so revoked, the shares represented by the proxy will be voted as described therein at the Annual Meeting and any adjournments thereof.

Management does not intend to present any business for a vote at the Annual Meeting other than (1) the election of directors and (2) the ratification of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent auditor for the fiscal year ending December 31, 2008. Unless stockholders specify otherwise in their proxy, their shares will be voted FOR the election of the nominees listed in this proxy statement and FOR the ratification of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent auditor.

If other matters requiring the vote of stockholders properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote proxies held by them in accordance with their judgment.

The complete mailing address of the Company’s executive offices is 1 E. Alger, Sheridan, Wyoming 82801. The approximate date on which this proxy statement and the accompanying proxy card are being sent or given to the stockholders of the Company is July 2, 2008.

Voting Securities

At the close of business on Friday, June 20, 2008, the record date for determining stockholders entitled to vote at the Annual Meeting, there were 29,000,101 shares of common stock outstanding held of record by approximately 46 persons. Stockholders are entitled to one vote, exercisable in person or by proxy, for each share of our common stock held on the record date. Stockholders do not have cumulative voting rights.

Voting Procedures

A majority of the outstanding shares of our common stock present or represented by proxy at the Annual Meeting constitutes a quorum for the transaction of business. Computershare Trust Company, N.A. will tabulate all votes cast, in person or by submission of a properly executed proxy, before the closing of the polls at the Annual Meeting. The Board of Directors will appoint an inspector of elections prior to the Annual Meeting.

The affirmative vote of holders of a plurality of our common stock present or represented by proxy at the Annual Meeting and entitled to vote is required for the election of each director nominee. Therefore, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors. The ratification of Ehrhardt Keefe Steiner & Hottman PC as our independent auditor must receive a “For” vote by the majority of shares present or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

Stockholders who send in proxies but attend the Annual Meeting in person may withdraw their proxies and vote directly if they prefer or may allow their proxies to be voted with the similar proxies sent in by other stockholders.

PURPOSES OF THE MEETING

At the Annual Meeting, the stockholders will consider and vote on the following matters:

1.	Election of two (2) Class II directors of Pinnacle Gas Resources, Inc., each to hold office until the end of such person’s term in 2011 and until such person’s respective successor is duly elected and qualified or until such person’s earlier death, resignation or removal;

2.	Ratification of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent auditor for the fiscal year ending December 31, 2008; and

3.	Transaction of any other business as may properly come before the Annual Meeting or postponement or adjournment thereof.

i

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Unless otherwise indicated, the terms “Company,” “we,” “our,” and “us” are used in this proxy statement to refer to Pinnacle Gas Resources, Inc.

WHY DID YOU SEND ME THIS PROXY STATEMENT?

The Board of Directors of Pinnacle Gas Resources, Inc., a Delaware corporation, seeks your proxy for use in voting at our 2008 Annual Meeting of Stockholders (the “Annual Meeting”) or at any postponements or adjournments of the Annual Meeting. Our Annual Meeting will be held on Tuesday, August 12, 2008 beginning at 9:00 a.m. (Mountain Daylight Time) at the Crowne Plaza Hotel, 1450 Glenarm Place, Denver, Colorado 80202. We intend to begin mailing this proxy statement, the attached Notice of Annual Meeting and the accompanying proxy card on or about July 2, 2008 to all record holders of our common stock, par value $0.01, entitled to vote at the Annual Meeting. Along with this proxy statement, we are also sending our Annual Report on Form 10-K to stockholders for the fiscal year ended December 31, 2007. In addition, a copy of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 is available through our website and at www.sec.gov.

WHAT AM I VOTING ON?

At the Annual Meeting, stockholders will consider and vote on the following matters:

(1)	Election of two (2) Class II directors of Pinnacle Gas Resources, Inc., each to hold office until the end of such director’s term in 2011 and until such director’s respective successor is duly elected and qualified or until such person’s earlier death, resignation or removal;

(2)	Ratification of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent auditor for the fiscal year ending December 31, 2008; and

(3)	Transaction of any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

WHO CAN VOTE?

Only holders of record of our common stock at the close of business on Friday, June 20, 2008, the record date, will receive notice of, and be entitled to vote at, the Annual Meeting. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Cumulative voting of shares of common stock is prohibited, which means that the holders of a majority of shares voting for the election of directors can elect the nominees of our Board of Directors. At the close of business on the record date, 29,000,101 shares of our common stock were outstanding and entitled to vote.

WHAT ARE THE VOTING RIGHTS OF THE HOLDERS OF OUR COMMON STOCK?

In deciding all matters, a holder of common stock on the record date will be entitled to cast one vote for each share of common stock registered in that holder’s name, on each matter to be voted upon at the Annual Meeting.

If your shares are held through a broker or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder, the record holder will be entitled to vote your shares in its discretion on any proposal which the record holder has discretionary authority.

As the beneficial owner of shares, you are invited to attend the Annual Meeting. Please note, however, that if you are a beneficial owner and not the owner of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the record holder that holds your shares. Please see “How Do I Vote In Person.”

WHAT CONSTITUTES A QUORUM?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. As of the record date, June 20, 2008, there were 29,000,101 shares outstanding and entitled to vote. Thus, at least 14,500,051 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

Proposal One, the election of two Class II directors, requires the affirmative vote of holders of a plurality of shares entitled to vote and present or represented by proxy at the meeting. The two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” will affect the outcome. Withheld votes or broker non-votes, as described below, will not affect the outcome of the vote on Proposal One.

Proposal Two, the ratification of our independent auditor, which will ratify Ehrhardt Keefe Steiner & Hottman PC as our independent auditor, must receive a “For” vote by the majority of shares present or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

HOW ARE VOTES COUNTED AND HOW ARE ABSTENTIONS AND BROKER NON-VOTES TREATED?

Computershare Trust Company, N.A. will tabulate all votes cast, in person or by submission of a properly executed proxy, before the closing of the polls. The Board of Directors will appoint an inspector of elections prior to the meeting.

Votes withheld and abstentions are deemed as “present” at the Annual Meeting and are counted for quorum purposes. Votes withheld and abstentions will have the same effect as a vote against the matter with respect to Proposal Two, but will have no effect on Proposal One. A “broker non-vote” is when a broker votes in its discretion on one or more “routine” matters, but does not receive instructions from a beneficial owner of shares as to how to vote those shares on “non-routine” matters. Broker non-votes will be counted for purposes of a quorum, but will not be counted as votes for or against a proposal. Your shares will not be voted on any proposal which your broker does not have discretionary authority.

WHO IS SOLICITING MY PROXY?

We are soliciting the proxies and will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders. In addition to the use of the mails, proxies may be solicited personally or by telephone by officers and employees of the Company who will not receive any additional compensation for their services. Proxies and proxy material will also be distributed at our expense by brokers, nominees, custodians, and other similar parties.

HOW DO I VOTE IN PERSON?

If you plan to attend the Annual Meeting and vote in person, each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. We will give you a ballot when you arrive. However, if your shares of stock are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee reflecting stock ownership as of the record date.

HOW DO I VOTE MY PROXY?

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person.

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named as proxies on your proxy card) will vote your shares of stock as you have directed. If any other matter is presented, it is the intention of the persons named in the enclosed proxy card to vote proxies held by them in accordance with their best judgment. At the time this proxy statement went to press, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED ON THE PROXY CARD?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted as follows:

(1) FOR the election of the two nominees for director proposed by the Board of Directors; and

(2) FOR the ratification of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent auditor for the fiscal year ending December 31, 2008; and

If any other matter is properly presented at the meeting, the individuals named on your proxy card will vote your shares using their best judgment.

HOW MAY I REVOKE MY SIGNED PROXY CARD?

You may revoke your proxy card or change your vote at any time before your proxy is voted at the Annual Meeting. You can do this in one of three ways:

•	First, you can send a written notice in advance of the meeting to the Company’s Secretary at 1 E. Alger, Sheridan, Wyoming 82801, stating that you would like to revoke your proxy.

•	Second, you can complete and submit a later-dated proxy card.

•	Third, you can attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not alone revoke your proxy unless you vote at the Annual Meeting as described below.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD FROM PINNACLE?

It indicates that your shares of stock are held in more than one account, such as two brokerage accounts registered in different names. You should complete each of the proxy cards to ensure that all of your shares of stock are voted. We encourage you to register all of your brokerage accounts in the same name and address for better service. You should contact your broker, bank or nominee for more information.

If you would like additional copies of this proxy statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (which copies will be provided to you without charge) or if you have questions, including the procedures for voting your shares, you should contact:

Pinnacle Gas Resources, Inc.
1 E. Alger
Sheridan, Wyoming 82801
Attention: Ronald T. Barnes
Chief Financial Officer, Senior Vice President and Secretary

PROPOSAL ONE:

ELECTION OF DIRECTORS

Election of Directors

Our Board of Directors consists of eight directors. The Company’s Amended and Restated Bylaws provide for the Board of Directors to serve in three classes having staggered terms of three years each. In accordance with the Amended and Restated Bylaws of the Company, directors are elected to hold office until the end of their respective term and until their successors are elected and qualified or until their earlier death, resignation or removal. Two (2) Class II directors will be elected at the 2008 Annual Meeting of Stockholders to serve for a three-year term expiring at the Annual Meeting of Stockholders in 2011. Our Nominating and Corporate Governance Committee (excluding Mr. Johnson who is a nominee) considered the qualifications of each of the nominees for election at the Annual Meeting, and unanimously recommended that each nominee be submitted for re-election to the Board of Directors.

Directors are elected by a plurality of the votes properly cast in person or by proxy. If a quorum is present and voting, the two nominees receiving the highest number of affirmative votes will be elected. The persons whose names are set forth as proxies in the enclosed proxy will vote all shares over which they have control “FOR” the election of the Board of Directors’ nominees, unless otherwise directed. Abstentions and broker non-votes will have no effect on the votes. Although the Board of Directors does not contemplate that the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed proxies will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

Nominee Directors

Set forth below are the names of the persons nominated by the Board of Directors. Each of the nominees listed below has consented to be named in this proxy statement and to serve as a Class II director, if elected.

INCUMBENT DIRECTORS — CLASS II
AND NOMINEES FOR ELECTION
Terms Expiring in 2008

			Director
Name	Age	Position	Since

Robert L. Cabes, Jr.	38	Director	2003
Sylvester P. Johnson, IV	51	Director	2003

The principal occupations and employment of the nominees for director are set forth below:

Robert L. Cabes, Jr.   Mr. Cabes has served as a director since Pinnacle’s inception in June 2003. Mr. Cabes is a Partner of Avista Capital Holdings, L.P., a private equity firm focused on investments in the energy, media and healthcare sectors. From April 2001 to June 2005, Mr. Cabes served as a Principal of Global Energy Partners, or GEP, a specialty group within Credit Suisse’s asset management business that made investments in energy companies. Mr. Cabes currently serves as a director of Blake Offshore, Celtique Energie Limited, Geokinetics, Inc., Laramie Energy LLC, Manti Exploration LP, and MedServe, Inc. Prior to joining GEP, Mr. Cabes was with Credit Suisse’s and Donaldson, Lufkin and Jenrette’s Investment Banking Division (prior to its acquisition by Credit Suisse in 2000) where he worked on debt and equity securities underwriting and mergers and acquisitions for energy companies. Before joining Donaldson, Lufkin and Jenrette, Mr. Cabes spent six years with Prudential Securities in its energy corporate finance group in Houston and New York. Mr. Cabes holds a B.B.A. from Southern Methodist University and is a CFA charterholder.

Sylvester P. Johnson, IV.  Mr. Johnson has served as a director since Pinnacle’s inception in June 2003. Mr. Johnson has served as President, Chief Executive Officer and a director of Carrizo since December 1993. Prior to December 1993, he worked for Shell Oil Company for 15 years. His managerial positions included Operations Superintendent, Manager of Planning and Finance and Manager of Development Engineering. Mr. Johnson serves as a director of Basic Energy Services, Inc. Mr. Johnson is a Registered Petroleum Engineer and has a B.S. in Mechanical Engineering from the University of Colorado.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A CLASS II DIRECTOR.

Incumbent Directors

Set forth below are the names of the persons continuing to be directors on the Board of Directors of the Company.

INCUMBENT DIRECTORS — CLASS I
Terms Expiring in 2010

			Director
Name	Age	Position	Since

Jeffrey P. Gunst	31	Director	2003
Thomas G. McGonagle	48	Director	2007
Peter G. Schoonmaker	49	Chief Executive Officer, President and Director	2006

INCUMBENT DIRECTORS — CLASS III
Terms Expiring in 2009

			Director
Name	Age	Position	Since

Steven A. Webster	55	Chairman of the Board	2003
F. Gardner Parker	66	Director	2003
Susan C. Schnabel	46	Director	2005

The principal occupations and employment of the continuing directors are set forth below:

Jeffrey P. Gunst.  Mr. Gunst has served as a director since our inception in June 2003. Mr. Gunst serves as a Principal at Avista Capital Holdings, L.P., a private equity firm focused on investments in the energy, media and healthcare sectors, where he has worked since July 2005. Mr. Gunst previously worked with Global Energy Partners, or GEP, a specialty group within Credit Suisse’s asset management business that made investments in energy companies, beginning in 2001. Mr. Gunst currently serves as a director of Celtique Energie Limited, Blake Offshore, LLC and Peregrine Oil and Gas II, LLC. Prior to joining GEP, Mr. Gunst was an investment banker for Credit Suisse and Donaldson, Lufkin and Jenrette where he worked primarily on energy transactions. Mr. Gunst received a B.B.A. and B.S. from Southern Methodist University.

Thomas G. McGonagle.  Mr. McGonagle became a director in August 2007, and is currently Senior Vice President — Corporate Development at MacDermid, Incorporated, a specialty chemical company (formerly listed on NYSE: MRD). From 2003 until joining MacDermid, Mr. McGonagle was Senior Vice President and Chief Financial Officer at Vistar Corporation, a national food distribution company. From 2001 to 2003, Mr. McGonagle was Managing Director and Co-Head of the US Merchant Banking Group at Babcock & Brown LP in New York. From 1987 until joining Babcock & Brown, Mr. McGonagle was Managing Director of the Financial Sponsors Group of Donaldson, Lufkin & Jenrette. In this role, Mr. McGonagle was involved in numerous principal investment transactions, debt and equity securities offerings, and mergers and acquisitions across many different industries. Mr. McGonagle is also a director of Consolidated Container Company LLC, located in Atlanta, Georgia. Mr. McGonagle received a B.A. in Economics from Dartmouth College and a M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

Peter G. Schoonmaker.  Mr. Schoonmaker has served as Pinnacle’s Chief Executive Officer since Pinnacle’s inception in June 2003, and as President and a director since February 2006. Mr. Schoonmaker has over 16 years of experience in the acquisition, exploration and development of coalbed methane properties as well as conventional oil and gas properties. From 1980 to 1985 Mr. Schoonmaker was an independent landman for various oil and gas companies and operated a land management company in Denver, Colorado. From 1985 to 1995 he served as President, owner and operator of a land and agricultural company based in Colorado and Wyoming. In 1995, Mr. Schoonmaker joined U.S. Energy, a publicly held mining and energy company, as a land manager and also became Executive Vice President and a director of Yellowstone Fuels Corporation, a subsidiary of U.S. Energy. In November 1999, U.S. Energy formed Rocky Mountain Gas, a coal bed natural gas company. He served as President, Chief Operating Officer and was a director of Rocky Mountain Gas from its inception until June 23, 2003.

Steven A. Webster.  Mr. Webster has been the Chairman of our Board of Directors and a director since our inception in June 2003. Mr. Webster has served as Co-Managing Partner of Avista Capital Holdings, L.P., a private equity firm focused on investments in the energy, media and healthcare sectors, since its inception in July 2005. From January 2000 until June 2005, Mr. Webster served as Chairman of Global Energy Partners, or GEP, a specialty group within Credit Suisse’s alternative asset management business. From 1998 to 1999, Mr. Webster served as Chief Executive Officer and President of R&B Falcon Corporation, and from 1988 to 1998, Mr. Webster served as Chairman and Chief Executive Officer of Falcon Drilling Corporation, both offshore drilling contractors. Mr. Webster serves as a director of Grey Wolf, Inc., SEACOR Holdings Inc., Hercules Offshore, Inc., Camden Property Trust, Geokinetics, Inc., Encore Banc Shares, Inc. and Solitario Resources Corporation. Mr. Webster also serves as a director of various privately held companies, including Enduring Resources, LLC, Laramie Energy, LLC and Frontier Drilling, ASA. In addition, Mr. Webster serves as Chairman of Basic Energy Services, Inc. and Carrizo. Mr. Webster was the founder and an original shareholder of Falcon Drilling Company, a predecessor to Transocean Inc., and was a co-founder and original shareholder of Carrizo. Mr. Webster holds a B.S.I.M. from Purdue University and an M.B.A. from Harvard Business School.

F. Gardner Parker.  Mr. Parker has served as a director since our inception in June 2003. Mr. Parker has served as a Trust Manager with Camden Property Trust, a real estate investment trust, since 1998 and a director since 1993. Mr. Parker also serves on the Board of Directors of Carrizo, Sharps Compliance Corp. and Hercules Offshore, Inc. Mr. Parker serves on the Board of Directors of the following private companies: Gillman Automobile Dealerships, Net Near U Communications, Camp Longhorn, Inc. and Sherwood Healthcare Inc. In addition, Mr. Parker serves as Chairman of Norton Ditto Inc. Mr. Parker also worked with Ernst & Ernst (now Ernst &Young LLP) for 14 years, for seven of which he served as a partner. Mr. Parker received a B.B.A. from The University of Texas.

Susan C. Schnabel.  Ms. Schnabel has served as a director since July 2005. Ms. Schnabel has served as Managing Director with DLJ Merchant Banking Partners, the leveraged corporate private equity platform of Credit Suisse’s asset management business, since 1998. She joined Donaldson, Lufkin and Jenrette’s Investment Banking Division in 1990. In 1997, she left Donaldson, Lufkin and Jenrette’s Investment Banking Division to serve as Chief Financial Officer of PETsMART, a high growth specialty retailer of pet products and supplies, and joined DLJ Merchant Banking in her present capacity in 1998. Ms. Schnabel is also a director of Rockwood Holdings (NYSE: ROC), DeCrane Aircraft Holdings, Inc., Target Media Partners, Specialized Technology, Total Safety, U.S., Luxury Optical Holdings, Inc., Frontier Drilling and Laramie Energy II, LLC. Ms. Schnabel received a B.S. from Cornell University and an M.B.A. from Harvard Business School.

2007 Director Compensation

	Fees Earned	Stock	All Other
	or Paid in	Awards	Compensation	Total
Name	Cash ($)	($)(1)	($)	($)

Steven A. Webster	$40,500	$19,477	$—	$59,977
Robert L. Cabes, Jr.	53,000	19,477	—	72,477
Jeffrey P. Gunst	35,500	19,477	—	54,977
Sylvester P. Johnson, IV(2)	47,000	19,477	—	66,477
F. Gardner Parker	63,000	19,477	—	82,477
Susan C. Schnabel(3)	37,000	19,477	—	56,477
Thomas G. McGonagle	10,000	2,495	—	12,495
Peter G. Schoonmaker(4)	—	—	—	—

(1)	Each non-employee director other than Mr. McGonagle was granted 2,000 shares of restricted stock effective February 12, 2007. The shares of restricted stock vested on February 12, 2008. In connection with his appointment to the Board of Directors, Mr. McGonagle was granted 4,500 shares of restricted stock effective August 22, 2007. Mr. McGonagle’s shares will vest 33%, 33% and 34% on the first, second and third anniversaries of the date of grant, respectively. None of such shares of restricted stock had vested and all such shares of restricted stock were outstanding as of December 31, 2007. The grant date fair value of the grants to our non-employee directors other than Mr. McGonagle was $22,000. The grant date fair value of the grant to Mr. McGonagle was $20,700.

(2)	All cash compensation earned by Mr. Johnson for his service as a director goes to Carrizo.

(3)	All cash compensation earned by Ms. Schnabel for her service as a director goes to DLJ Merchant Banking.

(4)	Mr. Schoonmaker is our President and Chief Executive Officer and receives no compensation for serving as a director.

Non-employee directors currently receive an annual fee of $20,000. In addition, the chairman of each of the following committees currently receives the following annual fees: Audit Committee — $15,000, Compensation Committee — $5,000 and Nominating and Corporate Governance Committee — $5,000. Non-employee directors receive a fee of $1,500 for each Board of Directors or committee meeting attended in person and a fee of $1,000 for attendance at a Board of Directors or committee meeting held telephonically. The Compensation Committee intends to evaluate these fees for 2008 in light of competitor public companies.

Our non-employee directors other than Mr. McGonagle also received a grant of 2,000 shares of restricted stock as compensation for their service in 2007. These shares of restricted stock will vest on the first anniversary of the date of grant. In connection with his appointment to the Board of Directors, Mr. McGonagle was granted 4,500 shares of restricted stock effective August 22, 2007. Mr. McGonagle’s shares will vest 33%, 33% and 34% on the first, second and third anniversaries of the date of grant, respectively. The Compensation Committee has not yet authorized a grant of equity to non-employee directors for 2008.

Employee directors do not receive compensation for service on our Board of Directors or committees. Pursuant to our governing documents, all directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees and for other reasonable expenses incurred in connection with service on the Board of Directors and any committees. Each director will be fully indemnified by us for actions associated with being a member of our Board of Directors to the extent permitted under Delaware law as provided in our Second Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and the indemnification agreements by and between us and each of our directors.

PROPOSAL TWO:

RATIFICATION OF EHRHARDT
KEEFE STEINER & HOTTMAN PC
AS OUR INDEPENDENT AUDITOR

The Audit Committee of our Board of Directors has selected Ehrhardt Keefe Steiner & Hottman PC as our independent auditor to audit our financial statements for the fiscal year ending December 31, 2008, and has directed that management submit the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditor for ratification by the stockholders at the Annual Meeting. Ehrhardt Keefe Steiner & Hottman PC has audited our financial statements since our inception in June 2003. A representative of Ehrhardt Keefe Steiner & Hottman PC is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.

Stockholder ratification of Ehrhardt Keefe Steiner & Hottman PC as our independent auditor is not required by our Amended and Restated Bylaws or otherwise. However, the Audit Committee is submitting the selection of Ehrhardt Keefe Steiner & Hottman PC to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote will be required to ratify the selection of Ehrhardt Keefe Steiner & Hottman PC. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Fees paid

The following table presents the fees billed to us by Ehrhardt Keefe Steiner & Hottman PC for professional services rendered to us during 2007 and 2006, by category:

	2007	2006
	(In thousands)

Audit fees	$195	$138
Audit-related fees(1)	145	251
Tax fees(2)	44	11
All other fees	—	—

Total	$384	$400

(1)	Fees were paid for services relating to registration of restricted shares, review of registration statements, comfort letters and SEC filing and review process.

(2)	Fees were paid for tax return preparation, tax planning, tax research and tax evaluation of business transactions.

Audit Committee Pre-Approval Policies

In order to assure the continued independence of our independent auditor, our Audit Committee has adopted a policy requiring its pre-approval of all audit and non-audit services performed for us by the independent auditor. Under this policy, the Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by Ehrhardt Keefe Steiner & Hottman PC, subject to maximum dollar limitations. All other engagements for services to be performed by Ehrhardt Keefe Steiner & Hottman PC must be specifically pre-approved by the Audit Committee, or a designated committee member to whom this authority has been delegated.

The Audit Committee, or a designated member thereof, pre-approved all engagements by us of Ehrhardt Keefe Steiner & Hottman PC during 2006 and 2007, including the terms and fees thereof, and the Audit Committee concluded that all such engagements were compatible with the continued independence of Ehrhardt Keefe Steiner & Hottman PC in serving as our independent auditor.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF EHRHARDT KEEFE STEINER & HOTTMAN PC AS OUR INDEPENDENT AUDITOR.

PROPOSAL THREE:

OTHER BUSINESS

The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as they deem appropriate, and as they shall determine to be in the best interest of Pinnacle Gas Resources, Inc. and its stockholders, unless they are directed by the proxy to do otherwise.

BY ORDER OF THE BOARD OF DIRECTORS

Steven A. Webster
Chairman

July 2, 2008

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors currently consists of eight persons, three Class I directors with terms expiring at the 2010 Annual Meeting of Stockholders, two Class II directors with terms expiring at the 2008 Annual Meeting of Stockholders, and three Class III directors with terms expiring at the 2009 Annual Meeting of Stockholders. There is no family relationship between any director and any other director or executive officer.

Director Independence

Our Board of Directors has determined that all of the directors, other than Mr. Steven A. Webster and Mr. Peter G. Schoonmaker, are independent directors under the NASDAQ listing standards. Our Board of Directors considered all relevant facts and circumstances in determining that none of these directors, other than Mr. Webster and Mr. Schoonmaker, has any relationship with us or our management that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Among other things, our Board of Directors considered the independence tests listed below. Pursuant to these independence tests, a director may not be deemed to be independent if any of the following relationships exists:

•	the director is, or at any time during the last three years was, employed by us;

•	the director or any family member of the director has accepted compensation from us in excess of $100,000 during any period of twelve consecutive months during the last three years, other than Board of Directors or committee fees, compensation paid to a family member who is a non-executive employee of us, benefits under a tax-qualified retirement plan or non-discretionary compensation;

•	the director is a family member of a person who is, or at any time during the last three years was, employed by us as an executive officer;

•	the director or any family member of the director is a partner in, or a controlling stockholder or executive officer of, any organization to which we made, or from which we received, payments for property or services during the current or last three years that exceeded the greater of 5% of the recipient’s consolidated gross revenues for that year or $200,000, other than payments arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs;

•	the director or any family member of the director is employed as an executive officer of another entity where at any time during the last three years any of our executive officers serve on the compensation committee of such other entity; or

•	the director or any family member of the director is a current partner of our outside auditor, or the director or any family member of the director was a partner or employee of our outside auditor who worked on our audit at any time during the last three years.

Our Board of Directors has determined that each of the current members of our Audit, Compensation and Nominating and Corporate Governance Committees is independent under the independence standards applicable to such committees. In accordance with NASDAQ listing standards, each of our Audit, Compensation and Nominating and Corporate Governance Committees were composed entirely of independent directors within one year of our listing on NASDAQ.

Messrs. Cabes and Gunst have in the past provided consulting services to certain DLJ Merchant Banking portfolio companies through arrangements with MB Advisory Partners, LLC, an affiliate of Avista Capital Holdings, L.P., a private equity firm that makes investments in the energy sector. Ms. Schnabel is a Managing Director of DLJ Merchant Banking. As described elsewhere in this proxy statement, funds affiliated with DLJ Merchant Banking own approximately 33.1% of our common stock. In addition, Mr. Johnson serves as President and Chief Executive Officer and a director of Carrizo, which indirectly owns approximately 8.3% of our common stock. Mr. Parker is a director of Carrizo. These relationships were considered by our Board of Directors in making its independence determinations, and the Board of Directors determined that none of these relationships would prevent the aforementioned directors from exercising independent judgment in carrying out their responsibilities.

Board of Directors and Committee Meetings and Attendance

The Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Hedging Committee. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors. Copies of these charters are available on our website atwww.pinnaclegas.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at our website in general is intended or deemed to be incorporated by reference herein.

The Board of Directors held 11 meetings during the year ended December 31, 2007. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees, on which he or she served, held during the period for which he or she was a director or committee member, respectively. The following table sets forth the standing committees of the Board of Directors, the number of meetings held by each committee and the membership of each committee during the year ended December 31, 2007. No directors attended the 2007 Annual Meeting of the Stockholders other than Mr. Gunst and Mr. Cabes, who presided as Vice-Chairman of the Board of Directors.

Nominating and
Corporate
Name	Audit	Compensation	Governance

Steven A. Webster			Chair(1)
Robert L. Cabes, Jr.	X(2)	Chair
Jeffery P. Gunst
Sylvester P. Johnson, IV	X	X	X
Thomas McGonagle	(2)		(1)
F. Gardner Parker	Chair	X
Susan C. Schnabel		X	X(1)
Peter G. Schoonmaker
Number of Meetings held in 2007	4	4	0

(1)	In accordance with NASDAQ independence requirements, Mr. Webster resigned from the Nominating and Corporate Governance Committee effective May 8, 2008. Mr. McGonagle replaced Mr. Webster as an independent member of that committee. Ms. Schnabel replaced Mr. Webster as Chair of the Nominating and Corporate Governance Committee.

(2)	In accordance with SEC and NASDAQ independence requirements, Mr. Cabes resigned from the Audit Committee effective March 2008. Mr. McGonagle replaced Mr. Cabes as an independent member of that committee.

Audit Committee

Membership

Our Audit Committee currently consists of F. Gardner Parker (Chairman), Sylvester P. Johnson, IV and Thomas G. McGonagle. The Board of Directors annually reviews the definition of independence for Audit Committee members and has determined that all current members of our Audit Committee are independent (as independence is currently defined by NASDAQ listing requirements and SEC rules). In addition, the Board of Directors has determined that Mr. Parker is an audit committee financial expert (as defined by SEC rules). The principal duties of the Audit Committee include the following:

•	to oversee and review our accounting and financial reporting processes and the audits and integrity of our financial statements;

•	to oversee our compliance with legal and regulatory requirements;

•	to engage and evaluate the qualifications and independence of our independent auditor; and

•	to review our procedures for internal auditing and the adequacy of our internal accounting controls.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of the Company’s financial reporting process. The Audit Committee’s responsibilities are more fully described in its charter, which is accessible through the Company’s website at www.pinnaclegas.com.

Management has the primary responsibility for the preparation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditor, Ehrhardt Keefe Steiner & Hottman PC, is responsible for performing an independent audit of the financial statements and expressing an opinion thereon.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2007 with the Company’s management, and has discussed with Ehrhardt Keefe Steiner & Hottman PC the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. In addition, Ehrhardt Keefe Steiner & Hottman PC has provided the Audit Committee with the written disclosures and letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with Ehrhardt Keefe Steiner & Hottman PC its independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

F. Gardner Parker, Chairman
Robert L. Cabes, Jr.
Sylvester P. Johnson, IV

Compensation Committee

Membership

Our Compensation Committee currently consists of Robert L. Cabes, Jr. (Chairman), Sylvester P. Johnson, IV, F. Gardner Parker and Susan C. Schnabel, each of whom is an independent director (as independence is currently defined by NASDAQ listing requirements). This proxy statement includes the report of our Compensation Committee and the Compensation Discussion & Analysis, which focuses on executive compensation. The principal duties of the Compensation Committee include the following:

•	to administer our stock plans and incentive compensation plans, including our Stock Incentive Plan, and in this capacity, make all option grants or awards to our directors and employees under such plans;

•	to make recommendations to the Board of Directors with respect to the compensation of our Chief Executive Officer and our other executive officers; and

•	to establish compensation and employee benefit policies.

Nominating and Corporate Governance Committee

Membership

Our Nominating and Corporate Governance Committee currently consists of Susan C. Schnabel (Chairperson), Sylvester P. Johnson, IV, and Thomas G. McGonagle, each of whom is an independent director (as independence is currently defined by NASDAQ listing requirements). The principal duties of the Nominating and Corporate Governance Committee include the following:

•	to identify, recruit, evaluate and recommend individuals for election to the Board of Directors and the committees thereof as well as to fill any vacancies, consistent with criteria approved by the Board of Directors;

•	to develop a policy with regard to the consideration of any director candidates recommended by stockholders of the Company and the procedures to be followed by such stockholders in making such recommendations;

•	to develop and oversee the Company’s policies and procedures regarding compliance with applicable laws and regulations relating to the honest and ethical conduct of the Company’s directors, officers and employees, which shall include oversight of the Company’s Code of Ethics and its Corporate Governance Guidelines (as well as the sole responsibility for granting any waivers thereunder), and

•	to oversee the evaluations of the Board of Directors, the committees of the Board of Directors and management.

Director Nomination Procedures

All director nominees will be evaluated and recommended for nomination by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board of Directors the selection criteria for director nominees and the appropriate skills and characteristics required of Board members in the context of the then current composition of the Board of Directors. The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Nominating and Corporate Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the candidate’s exact name, age, principal occupation, business address and telephone number and residence addresses and telephone number, the number of shares (if any) of each class of stock of the Company owned directly or indirectly by such person and all other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor regulation thereto (including the candidate’s written acceptance of such nomination, consent to being named in the proxy statement as a nominee and statement of intention to serve as a director if elected);

•	the name and address of the stockholder, the stockholder’s principal occupation, business address and telephone number and residence address and telephone number, the class and number of shares of the Company which are held of record or beneficially owned by him and the dates upon which the stockholder acquired such shares of stock and documentary support for any claims of beneficial ownership; and

•	a description of all arrangements or understandings between the stockholder giving the notice and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at 1 E. Alger, Sheridan, Wyoming 82801, Attention: Secretary, not less than 120 days in advance of the first anniversary of the date of the Company’s proxy statement for the previous year’s annual meeting of stockholders or, if the date of the annual meeting of stockholders has changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by the Company not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the date on which public announcement of the date of such meeting is first made.

The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate he or she (1) has business and/or professional knowledge and experience that will benefit the Company, its business and the goals and perspectives of its stockholders, (2) is well regarded in the community, with a long-term reputation for honesty and integrity, (3) has good common sense and judgment, (4) has a positive record of accomplishment in present and prior positions, (5) will set high expectations for management, and (6) has the time, energy, interest and willingness to become involved in the Company and its future.

Corporate Governance Guidelines and Practices

We are committed to good corporate governance practices and as such we have adopted formal Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines may be found at our website at www.pinnaclegas.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at our website in general is intended or deemed to be incorporated by reference herein.

Code of Ethics

The Board of Directors adopted our Code of Ethics that applies to all officers, directors and employees. The Code of Ethics is available on our website at www.pinnaclegas.com. Amendments to, and waivers from, the Code of Ethics will be disclosed at the same website address provided above and in such filings as may be required pursuant to applicable law or listing standards; however, any technical, administrative or other non-substantive amendments to the Code of Ethics may not be posted. Please be aware that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet addresses or at our website in general is intended or deemed to be incorporated by reference. We intend to satisfy the disclosure requirement under Item 5.05(c) of Form 8-K regarding certain amendments to, or waivers from a provision of this code of ethics by posting such information on our website at www.pinnaclegas.com under “Corporate Governance.”

MANAGEMENT

Executive Officers

Our executive officers are appointed by our Board of Directors and serve at their discretion. None of our executive officers and directors are related. Set forth below is information regarding our current executive officers:

Name	Age	Position

Peter G. Schoonmaker	49	Chief Executive Officer and President
Ronald T. Barnes	48	Chief Financial Officer, Senior Vice President and Secretary
William W. DeLapp, Jr.	60	Vice President — Operations

Peter G. Schoonmaker.  Mr. Schoonmaker has served as Pinnacle’s Chief Executive Officer since Pinnacle’s inception in June 2003, and as President and a director since February 2006. Mr. Schoonmaker has over 16 years of experience in the acquisition, exploration and development of coalbed methane properties as well as conventional oil and gas properties. From 1980 to 1985 Mr. Schoonmaker was an independent landman for various oil and gas companies and operated a land management company in Denver, Colorado. From 1985 to 1995 he served as President, owner and operator of a land and agricultural company based in Colorado and Wyoming. In 1995, Mr. Schoonmaker joined U.S. Energy, a publicly held mining and energy company, as a land manager and also became Executive Vice President and a director of Yellowstone Fuels Corporation, a subsidiary of U.S. Energy. In November 1999, U.S. Energy formed Rocky Mountain Gas, a coal bed natural gas company. He served as President, Chief Operating Officer and was a director of Rocky Mountain Gas from its inception until June 23, 2003.

Ronald T. Barnes.  Mr. Barnes has served as our Chief Financial Officer and Senior Vice President since December 2005 and our Secretary since February 2006 and since joining Pinnacle in January 2004, has also served as our Vice President — Finance and our Controller. Mr. Barnes has 25 years of experience in public accounting and industry related to all aspects of the upstream sector of oil and gas acquisition, exploration, development and production. Prior to joining Pinnacle, Mr. Barnes worked for EnCana Oil and Gas (USA), Inc. from 2002 through January, 2004 as lead controller and was responsible for all accounting aspects of U.S. operations. From 1988 through 2002, Mr. Barnes held various positions with JN Exploration and Production LP, including most recently serving as Controller and Vice President of Marketing of JN Exploration and Production where he managed the accounting and marketing for the acquisition, drilling and production of properties in 17 states and the Outer Continental Shelf of the Gulf of Mexico. From 1983 through 1988, Mr. Barnes held various positions with Raymond T. Duncan Oil Properties and from 1981 through 1983, he worked for a major public accounting firm. Mr. Barnes is a member of the Council of Petroleum Accountants Societies, the Independent Petroleum Association of Mountain States, the Petroleum Association of Wyoming and the Montana Petroleum Association. Mr. Barnes earned a B.S. in accounting from the University of Wyoming and an M.B.A. from the University of Colorado.

William W. DeLapp.  Mr. DeLapp became our Vice President — Operations in August 2007, after previously serving as our Operations Manager since March 2007. He is a registered professional civil engineer in Wyoming and Utah and has over 30 years of experience in contract construction and project management, and 7 years of experience in coal bed natural gas development. Prior to joining us, Mr. DeLapp worked for J.M. Huber Corporation from March 2001 to March 2007 as a construction and water management consultant and operations manager. From 1988 until joining J.M. Huber Corporation, Mr. DeLapp served in several executive positions at Four Nines Gold, Inc., a subsidiary of U.S. Energy Corp., including Executive Vice President and President, and Vice President — Engineering of U.S. Energy Corp. from 1997 until 2001. Mr. DeLapp has also served as a director of Cowboy State Bank in Ranchester, WY since April 2007 and continues in that capacity. Mr. DeLapp has also worked in the construction industry, owning his own construction company for 14 years. Mr. DeLapp earned a B.S. in Civil Engineering from Montana State University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 20, 2008 concerning the shares of our capital stock beneficially owned by:

•	each person known by us to be a beneficial owner of 5% or more of our outstanding common stock;

•	each of the directors of the Company;

•	each named executive officer of the Company; and

•	all directors and executive officers of the Company as a group.

Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them, and their address is c/o Pinnacle Gas Resources, Inc., 1 E. Alger, Sheridan, Wyoming 82801.

	Number of
	Shares of
	Common Stock
	Beneficially
Name and Address of Executive Officers, Directors and Beneficial Owners	Owned(1)%

DLJ Merchant Banking Partners III, L.P. and affiliated funds(2)	9,606,047	33.1
CCBM, Inc.(3)	2,423,753	8.4
Ronald L. Eubel(4)	1,752,524	6.0
Eubel Brady & Suttman Asset(5)	1,751,244	6.0
Peter G. Schoonmaker(6)	219,100	*
Ronald T. Barnes(7)	198,500	*
Steven A. Webster(8)†	15,636	*
Robert L. Cabes, Jr.†	6,545	*
Thomas G. McGonagle††	14,500	*
Jeffrey P. Gunst†	6,545	*
Sylvester P. Johnson, IV(9)†	1,515	*
F. Gardner Parker†	6,545	*
Susan C. Schnabel(10)†	6,545	*
All directors and executive officers as a group (9 Persons)	475,431	1.6

*	Less than 1%.

(1)	The number of shares beneficially owned is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(2)	The reported shares are held by the following DLJ Merchant Banking funds: (i) DLJ Merchant Banking Partners III, L.P.; (ii) DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III, C.V.; (iii) DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-1, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-1, C.V.; (iv) DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-2, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-2, C.V.; (v) DLJ MB Partners III GmbH & Co. KG; (vi) Millennium Partners II, L.P.; and (vii) MBP III Plan Investors, L.P.

Credit Suisse, a Swiss bank (the “Bank”), owns the majority of the voting stock of Credit Suisse Holdings (USA) Inc., a Delaware corporation, which in turn owns all of the voting stock of Credit Suisse (USA) Inc., a Delaware corporation (“CS-USA”). The entities discussed in the above paragraph are merchant banking funds managed by indirect subsidiaries of CS-USA and form part of Credit Suisse’s asset management business. The ultimate parent company of the Bank is Credit Suisse Group (“CSG”). CSG disclaims beneficial ownership of the reported common stock that is beneficially owned by its direct and indirect subsidiaries.

All of the DLJ Merchant Banking entities can be contacted at Eleven Madison Avenue, New York, New York 10010-3629 except for the three “Offshore Partners” entities, which can be contacted at John B. Gosiraweg, 14, Willemstad, Curacao, Netherlands Antilles.

(3)	CCBM, Inc. is a wholly owned subsidiary of Carrizo. The address of each of Carrizo and CCBM, Inc. is 1000 Louisiana Street, Suite 1500, Houston, Texas 77002. The reported shares include 6,545 shares of restricted common stock granted to Mr. Johnson that he is obligated to transfer to CCBM, Inc. upon vesting.

(4)	Mr. Eubel has sole voting and dispositive power over 1,280 shares. The reported shares include 1,751,244 shares held by Eubel Brady & Suttman Asset Management, Inc. As a result of his ownership of and position with Eubel Brady & Suttman Asset Management, Inc., Mr. Eubel may be deemed to be an indirect beneficial owner of the 1,751,244 shares held by Eubel Brady & Suttman Asset Management, Inc. The address of Mr. Eubel is 7777 Washington Village Dr., Suite 210, Dayton, OH 45459.

(5)	The address of Eubel Brady & Suttman Asset Management, Inc. is 7777 Washington Village Dr., Suite 210, Dayton, OH 45459. Due to their ownership of and positions with Eubel Brady & Suttman Asset Management, Inc., Messrs. Ronald L. Eubel, Mark E. Brady, Robert J. Suttman, William E. Hazel and Bernard J. Hotgreive may be deemed to be indirect beneficial owners of the reported shares.

(6)	The reported shares include 82,500 shares issuable within 60 days upon exercise of options granted under our 2003 Stock Option Plan. The reported shares also include 90,000 shares issuable within 60 days upon exercise of options granted under our Stock Incentive Plan, but they do not include 60,000 shares underlying options that are not exercisable within 60 days granted under our Stock Incentive Plan. The reported shares also include 10,000 shares that were purchased in our private placement, 600 shares that were purchased in our initial public offering, 30,000 shares of restricted common stock granted under our Stock Incentive Plan and an aggregate 6,000 shares of common stock purchased in the open market.

(7)	The reported shares include 157,500 shares of common stock issuable within 60 days upon exercise of options granted under our Stock Incentive Plan, but they do not include 45,000 shares of common stock underlying options that are not exercisable within 60 days granted under our Stock Incentive Plan. The reported shares also include 10,000 shares that were purchased in our private placement, 1,000 shares that were purchased in our initial public offering, 20,000 shares of restricted common stock granted under our Stock Incentive Plan and 10,000 shares of common stock purchased in the open market.

(8)	The reported shares include 9,091 shares that were purchased in our private placement.

(9)	Mr. Johnson is obligated to transfer to CCBM, Inc. upon vesting any shares of restricted common stock granted to him as a non-employee director.

(10)	Ms. Schnabel is obligated to transfer to the funds affiliated with DLJ Merchant Banking any shares of restricted stock granted to her as a non-employee director upon vesting.

†	The reported shares include 4,545 shares of restricted common stock granted to each of our non-employee directors under our Stock Incentive Plan, effective as of April 11, 2006. 3,030 of these shares have vested and the remaining 1,515 shares will vest on April 11, 2009. The reported shares also include 2,000 shares of restricted stock granted to each of our non-employee directors under our Stock Incentive Plan, effective as of February 12, 2007. All of these shares have vested.

††	The reported shares include 4,500 shares of restricted common stock granted to Mr. McGonagle under our Stock Incentive Plan, effective as of August 22, 2007. These shares of restricted common stock will vest in one-third increments over three years, beginning on the first anniversary of the effective date of the grant.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information regarding shares of our common stock authorized for issuance under our equity compensation plans as of December 31, 2007:

	Number of		Number of
	Securities to be		Securities
	Issued Upon	Weighted Average	Remaining
	Exercise of	Exercise Price of	Future
Plan Category	Outstanding	Outstanding	Issuance

Equity compensation plans approved by stockholders	1,036,720	$6.73	1,713,280
Equity compensation plans not approved by stockholders	N/A	—	—
Total	1,036,720	$6.73	1,713,280

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Messrs. Cabes and Gunst have in the past provided consulting services to certain DLJ Merchant Banking portfolio companies through arrangements with MB Advisory Partners, LLC, an affiliate of Avista Capital Holdings, L.P., a private equity firm that makes investments in the energy sector. Ms. Schnabel is a Managing Director of DLJ Merchant Banking. As described elsewhere in this proxy statement, funds affiliated with DLJ Merchant Banking own approximately 33.1% of our common stock. In addition, Mr. Johnson serves as President and Chief Executive Officer and a director of Carrizo, which indirectly owns approximately 8.3% of our common stock. Mr. Parker is a director of Carrizo. These relationships were considered by our Board of Directors in making its independence determinations, and the Board of Directors determined that none of these relationships would prevent the aforementioned directors from exercising independent judgment in carrying out their responsibilities.

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors is responsible for approving all related party transactions between us and any officer or director that would potentially require disclosure. As of the date of this proxy statement, the Board of Directors expects that any transactions in which related persons have a direct or indirect interest will be presented to the Board of Directors for review and approval. The Board of Directors has not adopted a written policy regarding related party transactions, but it makes inquiries to management and our auditors regarding any such transactions. We are not aware of any transaction that was required to be reported with the SEC where such policies and procedures either did not require review or were not followed.

COMPENSATION DISCUSSION & ANALYSIS

The following discussion and analysis of compensation arrangements of the named executive officers of the Company should be read together with the compensation tables and related disclosures set forth below.

Compensation Committee Report

The Compensation Committee of our Board of Directors has reviewed and discussed with management the following Compensation Discussion and Analysis section included in this proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Robert L. Cabes, Jr.
Sylvester P. Johnson, IV
F. Gardner Parker
Susan C. Schnabel

Introduction

From our formation in June 2003 through April 2006, we were privately owned and controlled by our three founding investors, DLJ Merchant Banking, Carrizo and U.S. Energy, which collectively owned approximately 99.6% of our outstanding common stock on a fully diluted basis and held eight of the nine seats on our Board of Directors. At our formation, our founding investors’ strategy was to make a significant investment in us and then oversee and nurture that investment. Their overriding objective was to increase our size and enterprise value. The compensation of our named executive officers since our formation has been designed to support and complement the successful execution of this strategy. Prior to our May 2007 initial public offering, our overall approach to executive compensation was more similar to that of a privately held, growth stage company than to that of a large, publicly traded company. In May 2007, we completed our initial public offering, and although we are still a growth stage company, the compensation of our executive officers during 2007 reflected the additional responsibilities that they faced as officers of a publicly traded company.

Our named executive officers for the fiscal year ended December 31, 2007 were Peter G. Schoonmaker, our Chief Executive Officer and President, and Ronald T. Barnes, our Chief Financial Officer, Senior Vice President and Secretary.

Overview of Our Compensation Policies and Objectives

Our overall policy with respect to executive compensation has been to provide levels and types of compensation that attract and retain highly qualified executive officers and align their interests with those of our stockholders by linking portions of their compensation with specific business and strategic objectives and our overall business and financial performance. Accordingly, our policy is to pay our executive officers a competitive compensation package that includes a significant incentive compensation component in addition to base salary. In addition, it is our policy to pay incentive compensation in both cash and equity consideration that is tied to both our short- and long-term performance. During 2007, incentive compensation accounted for approximately 57% and 52% of Messrs. Schoonmaker’s and Barnes’ total compensation, respectively, and long-term incentive compensation (in the form of grants of restricted stock that vests in one-third increments on the third, fourth and fifth anniversaries of the date of grant) accounted for approximately 36% and 34%, respectively, of their total compensation (based on the grant date fair value of their restricted stock awards). Incentive compensation for 2008 for our named executive officers has not yet been determined.

Elements of Compensation

During 2007, the compensation packages for our named executive officers included four principal elements:

•	a base salary;

•	a performance-based cash bonus;

•	long-term equity incentive awards, which in 2007 consisted of grants of restricted stock; and

•	limited perquisites and other benefits.

These elements, taken together, constituted a flexible and balanced approach to determining the total compensation of our named executive officers. For example, the performance-based cash bonus for 2007 was tied to our achievement of certain objective and subjective goals over a period of one year, while the ultimate value of the restricted stock, which vests in one-third increments on the third, fourth and fifth anniversaries of the date of grant, will largely depend upon our overall performance over a multi-year period.

We consider long-term equity incentive compensation to be an important element of our compensation program for executive officers. Since our formation, our founding investors have expected our management team not only to increase the enterprise value of our company but also to expand our business and operations. We believe that meaningful equity participation by each executive officer motivates and rewards the creation and preservation of long-term stockholder value. This belief is reflected in the aggregate awards of stock options and restricted stock that have been made to our executive officers since our formation.

During 2007, we retained an outside compensation consultant, A G Ferguson & Associates, Inc., to assist the Compensation Committee and our Board of Directors in making compensation decisions. Among other things, the compensation consultant reviewed the base salaries, bonuses and equity awards of executives at several similarly-sized publicly traded companies in the oil and gas industry. These companies were NGAS Resources, Inc., TXCO Resources Inc., GeoMet, Inc., Warren Resources, Inc., Gastar Exploration Ltd., Double Eagle Petroleum Co., Cano Petroleum, Inc., Infinity Energy Resources, Inc., Kodiak Oil & Gas Corp. and American Oil & Gas Inc. The Compensation Committee and the Board of Directors did not set the 2007 compensation of our named executive officers within a specified percentile range of the compensation paid by the comparable companies, and there were no specified guidelines for the use of the data provided by the compensation consultant. Rather, the Compensation Committee and the Board of Directors used the information regarding the compensation paid by comparable public companies in a general manner to help define competitive levels of base salary, bonus and equity compensation compared to companies with similar profiles. Although the Compensation Committee and the Board of Directors considered the comparative data carefully, they did not consider such data to be determinative because they believe that a subjective evaluation of the performance of our named executive officers should be paramount. We have also retained A G Ferguson & Associates, Inc. to assist in the evaluation of executive and director compensation for 2008.

Base Salary.  The Compensation Committee periodically reviews and makes a recommendation to our Board of Directors regarding the base salaries of our executive officers. Generally, base salaries are determined according to the following factors: the individual’s experience level, the scope and complexity of the position held, and the annual performance of the individual. Both Messrs. Schoonmaker and Barnes received salary increases for 2007 of $30,000 and $20,000, respectively, based on their performance during 2006 and the expanded responsibilities they assumed when we became a publicly traded company in May 2007. However, the overall compensation of Messrs. Schoonmaker and Barnes decreased in 2007 as compared to 2006 due to the one-time transaction bonuses that they received during 2006.

For 2008, the base salaries of Messrs. Schoonmaker and Barnes are currently expected to remain unchanged from their 2007 levels ($250,000 and $200,000, respectively).

Performance-Based Bonus.  During 2007, we adopted our Management Incentive Plan, or MIP. The MIP was intended to provide annual incentive compensation for our key executives that is tied to the achievement of critical strategic, operating and financial goals and objectives. Each of Messrs. Schoonmaker and Barnes was assigned performance measures that would affect the amounts paid under the MIP. Each performance measure included a range of levels of achievement. The objective performance measures for the MIP are set forth in the table below.

Performance Metric	Threshold	Target	Maximum

Net production volume (Bcf)	4.0	5.0	6.0
Proved reserve additions (Bcf)	28	35	42
Lease operating expenses ($/well/month)	1,000	900	800

For each of Messrs. Schoonmaker and Barnes, the objective factors listed in the table above were given a relative weight of 10% in the overall annual bonus calculation. Other than with respect to these objective factors, no quantitative performance targets were established for either Mr. Schoonmaker or Barnes.

Under the MIP, Mr. Schoonmaker’s annual bonus was also tied to the following subjective performance measures: investor relations (relative weight — 10%) and board communication (relative weight — 10%). In addition, a portion of Mr. Schoonmaker’s annual bonus was tied to Mr. Barnes’ overall success in achieving his goals and objectives for 2007 (relative weight — 20%). Finally, a portion of Mr. Schoonmaker’s annual bonus was based on a subjective evaluation by the Compensation Committee and the Board of Directors of the degree to which he had mastered the primary duties and responsibilities of his position (relative weight — 30%). The “target” bonus for Mr. Schoonmaker under the MIP was 0.5 times his annual base salary. If Mr. Schoonmaker had achieved the minimum level of performance for every performance measure, he would have received an annual bonus equal to 0.025 times his 2007 annual base salary. If Mr. Schoonmaker had achieved the highest level of performance for every performance measure, he would have received an annual bonus equal to 1.0 times his 2007 annual base salary, the maximum amount to which he is potentially entitled under his employment agreement.

Under the MIP, Mr. Barnes’ annual bonus was also tied to the following subjective performance measures: investor relations (relative weight — 10%), capital financing (relative weight — 10%), timely reporting (relative weight — 10%) and cash management (relative weight — 10%). In addition, a portion of Mr. Barnes’ annual bonus was based on a subjective evaluation by the Compensation Committee and the Board of Directors of the degree to which he had mastered the primary duties and responsibilities of his position (relative weight — 30%). The “target” bonus for Mr. Barnes under the MIP was 0.375 times his annual base salary. If Mr. Barnes had achieved the minimum level of performance for every performance measure, he would have received an annual bonus equal to 0.01875 times his 2007 annual base salary. If Mr. Barnes had achieved the highest level of performance for every performance measure, he would have received an annual bonus equal to 0.75 times his 2007 annual base salary, the maximum amount to which he is potentially entitled under his employment agreement.

As described above, the performance measures under the MIP included both objective and subjective measures and represented the factors deemed most important and the most likely to result in the creation of long-term stockholder value. We believe that the use of objective performance measures provides an element of transparency and accountability with respect to the annual bonuses paid to our executive officers, while the use of subjective performance measures allows us to be proactive in rewarding the initiative and contributions of each individual officer. Relative to our 2006 incentive compensation plan, pursuant to which up to 50% of the executives’ annual bonus was tied to the achievement of objective performance measures, the 2007 MIP was adopted to reflect that certain subjective factors, such as investor relations, board communication and timely reporting, were more important following our initial public offering.

With respect to the objective performance measures, the threshold, target and maximum performance levels were determined in connection with a detailed review of our 2007 budget and represented aggressive targets for operational and financial performance by us during 2007. Despite very difficult economic conditions in our operating region during 2007, largely as a result of lower CIG index prices, and our reduced 2007 capital expenditure budget, we did not adjust the proved reserve addition performance measure under the MIP. As a result, we did not achieve the “threshold” level of proved reserve additions, and no bonus was paid with respect to that performance measure. We achieved the threshold levels for net production and lease operating expenses, and with respect to those performance measures, Messrs. Schoonmaker and Barnes were paid the bonus provided for that level of achievement in the MIP.

When performing the subjective evaluations of the individual performances of Messrs. Schoonmaker and Barnes, the Compensation Committee and the Board of Directors considered, among other things, their success in implementing an efficient and effective management reporting regime, their ability to interact with investors and regulatory agencies in a positive and productive manner, including through making accurate and timely regulatory filings, their contributions to our culture of teamwork, open communication, integrity and safety, and their ability to quickly adjust to a very challenging operating environment. In addition, the Compensation Committee and the Board of Directors considered Messrs. Schoonmaker and Barnes’ success in consummating an initial public offering in May 2007 and operating a publicly traded company thereafter, as well as their efforts in negotiating the proposed terms of a merger transaction with Quest Resource Corporation. Messrs. Schoonmaker and Barnes were awarded cash bonuses of $125,000 and $75,000, respectively, under the MIP, which was equal to the “target” bonus established for each of them when the MIP was established.

The Compensation Committee has not yet adopted a similar incentive plan for 2008.

Equity Incentive Awards.  We have established a Stock Incentive Plan pursuant to which equity awards, including stock options and restricted stock, may be granted to employees, directors and consultants of us and our affiliates. The Stock Incentive Plan is designed to motivate all of our employees, including our named executive officers, to assist us in achieving a high level of long-term performance and to tie the compensation of grant recipients to long-term stockholder value. The Compensation Committee administers the Stock Incentive Plan.

Historically, we have generally used stock options and restricted stock to attract new employees and to increase the stake of our existing employees, including our executive officers, in our long-term success. As such, we periodically evaluate the equity position of our executive officers and determine if increasing that position, in light of events such as our May 2007 initial public offering, would be appropriate. As an inducement to Messrs. Schoonmaker and Barnes to enter into their new employment agreements, executed on July 20, 2007, they were granted 30,000 and 20,000 restricted shares of our common stock, respectively, under our Stock Incentive Plan. These shares of restricted common stock will vest in one-third increments on the third, fourth and fifth anniversary of the date of grant. The Compensation Committee believed that grants of restricted stock (rather than options) during 2007 would provide better incentives for our executive officers to both enhance and protect stockholder value. In addition, the issuance of restricted stock requires fewer shares, and thus less dilution, compared to delivering similar value in options to the award recipient. As of June 20, 2008, there have been no equity awards granted to named executive officers during 2008.

Perquisites and Other Benefits.  Messrs. Schoonmaker and Barnes receive no perquisites or benefits that are not generally available on a non-discriminatory basis to all employees. During 2007, for all employees, including Messrs. Schoonmaker and Barnes, we paid health, life and accidental death & disability insurance premiums, made health savings account contributions and matched their contributions to our 401(k) plan (up to 4% of their base salary).

Stock Option Practices

Due to the favorable tax consequences to the grant recipient, our stock option grants have historically been intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code. We have awarded all stock options to purchase our common stock at or above the fair market value of our common stock on the grant date. Options are granted only at regularly scheduled meetings of the Compensation Committee and/or the Board of Directors, and have exercise prices equal to the closing market price of shares of our common stock on the date of the meeting.

Payments in Connection with a Change of Control or Termination

We entered into employment agreements with Messrs. Schoonmaker and Barnes on July 20, 2007, effective January 1, 2007. The initial term of these agreements is one year and the agreements will automatically renew for additional one-year terms unless either party gives 60 days prior written notice. Under Mr. Schoonmaker’s employment agreement, he is entitled to an initial base salary of $250,000, subject to annual adjustment, and an annual bonus of up to 1.0 times his then current base salary, payable in cash or in stock. Under Mr. Barnes’ employment agreement, he is entitled to an initial base salary of $200,000, subject to annual adjustment, and an annual bonus of up to 0.75 times his then current base salary, payable in cash or in stock.

If either executive’s employment is terminated by us without cause or by either executive for good reason, the executive will be entitled to severance benefits which will include a lump sum payment equal to the sum of (i) 1.0 times his annual base salary plus (ii) 18.0 times the monthly health savings account contribution last made by us for his benefit, and the payment of a pro-rated bonus. Additionally, if either executive’s employment is terminated by us without cause or by either executive for good reason or due to retirement, in each case within one year following a change of control of us, the executive will be entitled to severance benefits which will include a lump sum payment equal to 1.5 times his annual base salary and the payment of a pro-rated bonus. In each case, any and all stock options, restricted stock awards and other equity compensation awards held by the executive will immediately vest and become exercisable. In the event that either executive’s employment is terminated within six months preceding or following a change of control due to a non-renewal of his employment agreement by us, the executive will be entitled to the same change of control severance benefits described above.

Stock Ownership Requirements

We do not currently have any requirements or guidelines relating to the level of ownership of our common stock by our directors or executive officers or to the hedging of the economic risk of such ownership. As of December 31, 2007, Messrs. Schoonmaker and Barnes each owned 10,000 shares of our common stock, held options to purchase another 232,500 and 202,500 shares of our common stock, respectively, and held 30,000 and 20,000 shares of restricted common stock, respectively. On a fully diluted basis, Messrs. Schoonmaker and Barnes held approximately 0.9% and 0.8%, respectively, of our issued and outstanding common stock as of December 31, 2007.

Role of the Executive Officers in Determining Executive Compensation

Our Compensation Committee makes a preliminary determination and a recommendation to the Board of Directors regarding our executive compensation, which is subject to final approval by the Board of Directors. Mr. Schoonmaker has no role in determining his own compensation. As our Chief Executive Officer and President, Mr. Schoonmaker evaluates the performance of Mr. Barnes and the Compensation Committee and the Board of Directors consider Mr. Schoonmaker’s evaluation when determining Mr. Barnes’ compensation. Mr. Barnes has no role in determining his own compensation or that of Mr. Schoonmaker.

EXECUTIVE COMPENSATION

2007 Summary Compensation Table

The following tables sets forth the aggregate compensation earned by or awarded or paid to our named executive officers during 2007.

					Non-Equity
			Stock	Option	Incentive Plan		All Other
Name and Principal Position	Year	Salary	Awards	Awards	Compensation		Compensation(1)	Total

Peter G. Schoonmaker	2007	$250,000	$10,518	$—	$125,000	(2)	$—	$385,518
Chief Executive Officer, President and Director	2006	220,000	—	146,622	30,000	(3)	271,000	667,622
Ronald T. Barnes	2007	$200,000	$7,012	$—	$75,000	(2)	$—	$282,012
Chief Financial Officer, Senior Vice President and Secretary	2006	180,000	—	161,143	25,000	(3)	221,000	587,143

(1)	Messrs. Schoonmaker and Barnes received no perquisites or benefits not made generally available on a non-discriminatory basis to all employees. The amount reported for 2006 was a one-time bonus paid in connection with the timely filing of a registration statement relating to our April 2006 private placement.

(2)	Pursuant to the 2007 Management Incentive Plan.

(3)	Pursuant to the 2006 Management Incentive Plan.

Grants of Plan-Based Awards During 2007

The following table sets forth the plan-based grants made to our named executive officers during 2007.

					All Other
					Stock
					Awards:	Grant Date
		Estimated Future Payouts Under			Number of	Fair Value of
		Non-Equity Incentive Plan Awards(1)			Shares of	Stock Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Stock (#)(2)	Awards ($)

Peter G. Schoonmaker	July 19, 2007	$6,250	$125,000	$250,000
	July 20, 2007				30,000	$209,400
Ronald T. Barnes	July 19, 2007	$3,750	$75,000	$150,000
	July 20, 2007				20,000	$139,600

(1)	Pursuant to the 2007 Management Incentive Plan.

(2)	Pursuant to the Stock Incentive Plan.

Employment Agreements

We entered into employment agreements with Messrs. Schoonmaker and Barnes on July 20, 2007, effective January 1, 2007. The initial term of these agreements is one year and the agreements will automatically renew for additional one-year terms unless either party gives 60 days prior written notice. Under Mr. Schoonmaker’s employment agreement, he is entitled to an initial base salary of $250,000, subject to annual adjustment, and an annual bonus of up to 1.0 times his then current base salary, payable in cash or in stock. Under Mr. Barnes’ employment agreement, he is entitled to an initial base salary of $200,000, subject to annual adjustment, and an annual bonus of up to 0.75 times his then current base salary, payable in cash or in stock. The termination of these agreements under certain circumstances will trigger termination payments or benefits payable by us. Please see “— Potential Payments Upon Termination or Change of Control,” above.

As an inducement to Messrs. Schoonmaker and Barnes to enter into their new employment agreements, effective July 20, 2007, they were granted 30,000 and 20,000 shares of restricted common stock, respectively, under our Stock Incentive Plan. This restricted stock will vest in equal one-third increments on the third, fourth and fifth anniversaries of the date of grant.

Incentive Plan Awards

For a discussion of the performance metrics under our 2007 Management Incentive Plan, please see “— Compensation Discussion and Analysis — Elements of Compensation — Performance-Based Bonus,” above. Based on a review of our and their performance during 2007, the Compensation Committee awarded bonuses to Messrs. Schoonmaker and Barnes under the 2007 Management Incentive Plan of $125,000 and $75,000, respectively. Due to the pending merger with Quest, the Compensation Committee has not yet adopted or determined whether to adopt a similar incentive plan for 2008.

The restricted stock granted to Messrs. Schoonmaker and Barnes was granted pursuant to our Stock Incentive Plan. For a discussion of our Stock Incentive Plan, please see “— Compensation Discussion and Analysis — Elements of Compensation — Equity Incentive Awards,” above.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table sets forth all outstanding equity awards held by our named executive officers as of December 31, 2007.

	Option Awards
	Number of	Number of				Stock Awards
	Securities	Securities				Number of
	Underlying	Underlying				Shares of	Market Value of
	Unexercised	Unexercised		Option	Option	Stock That	Shares of Stock
	Options	Options		Exercise	Expiration	Have Not	That Have Not
Name	Exercisable (#)	Unexercisable (#)		Price ($)	Date	Vested (#)	Vested

Peter G. Schoonmaker	82,500	—		$4.00	June 30, 2010	30,000 (8)	$137,400 (9)
	30,000	—		$4.00	March 5, 2011
	25,000	25,000	(1)	$4.80	December 9, 2012
	10,000	40,000	(2)	$5.20	January 1, 2013
	4,000	16,000	(3)	$11.00	June 1, 2013
Ronald T. Barnes	25,000	—		$4.00	January 3, 2011	20,000 (8)	$91,600 (9)
	50,000	—		$4.00	June 23, 2011
	18,750	18,750	(4)	$4.80	January 3, 2012
	6,250	6,250	(5)	$4.80	December 9, 2012
	10,000	40,000	(2)	$5.20	January 1, 2013
	2,500	10,000	(6)	$5.20	February 16, 2013
	3,000	12,000	(7)	$11.00	June 1, 2013

(1)	Options were granted December 9, 2005. The remaining options vest on December 9, 2008.

(2)	Options were granted January 1, 2006. 15,000 options vested on January 1, 2008. The remaining options vest on January 1, 2009.

(3)	Options were granted June 1, 2006. 6,000 options vested on June 1, 2008. The remaining options vest on June 1, 2009.

(4)	Options were granted January 3, 2005. The remaining options vested on January 3, 2008.

(5)	Options were granted on December 9, 2005. The remaining options vest on December 9, 2008.

(6)	Options were granted on February 16, 2006. 3,750 options vested on February 16, 2008. The remaining options vest on February 16, 2009.

(7)	Options were granted June 1, 2006. 4,500 options vested on June 1, 2008. The remaining options vest on June 1, 2009.

(8)	Shares of restricted stock were granted effective July 20, 2007 and vest in equal one-third increments on the third, fourth and fifth anniversaries of the date of grant.

(9)	Based on the closing price of our common stock of $4.58 on December 31, 2007.

Potential Payments Upon Termination or Change-in-Control

The following table sets forth the potential termination payments due to our named executive officers, assuming the triggering event occurred on December 31, 2007.

		Termination
		Without	Termination		Termination for
		Cause or for	Following a	Termination	Cause or
		Good	Change of	Due to	Without
Name	Benefit	Reason	Control	Death	Good Reason

Peter G. Schoonmaker	Severance	$250,000	$375,000	$125,000	$—
	Prorated bonus(1)	125,000	125,000	125,000	—
	Insurance premiums(2)	20,825	20,825	20,825	—
	Health savings account contributions(2)	4,950	—	—	—
	Acceleration of stock options and restricted stock(3)	202,650	202,650	202,650	—
	Unused vacation(4)	4,808	4,808	4,808	4,808
Ronald T. Barnes	Severance	200,000	300,000	100,000	—
	Prorated bonus(1)	75,000	75,000	75,000	—
	Insurance premiums(2)	20,825	20,825	20,825	—
	Health savings account contributions(2)	4,950	—	—	—
	Acceleration of stock options and restricted stock(3)	106,100	106,100	106,100	—
	Unused vacation(4)	3,846	3,846	3,846	3,846

(1)	Estimated based on the executive’s 2007 bonus under our 2007 Management Incentive Plan.

(2)	Estimated based on the amount paid during 2007.

(3)	Represents the “in-the-money” value of options that would accelerate and the value of restricted stock that would accelerate, assuming a price per share of $4.58, the closing price of our common stock on December 31, 2007.

(4)	Estimated based on the number of unused vacation days during 2007.

Messrs. Schoonmaker and Barnes each entered into employment agreements with us on July 20, 2007, effective January 1, 2007. Pursuant to each employment agreement, upon termination of the executive’s employment under any circumstances, he would be entitled to payment for accrued but unpaid salary, unused vacation days and unreimbursed business expenses. Upon termination of the executive’s employment by us for any reason (including by reason of his disability) other than due to his death or due to an event or circumstance constituting cause, or by the executive with good reason, the executive would be entitled to receive the following additional payments and benefits: (i) a lump-sum payment equal to the sum of 1.0 times his then-current base salary plus 18.0 times the monthly health savings account contribution last made by us for his benefit; (ii) a prorated bonus; (iii) continued group health coverage (including payment of premiums) for him and his spouse and dependents for up to 18 months; (iv) accelerated vesting of any and all stock options, shares of restricted stock and other equity awards held by him; and (v) the potential extension of the period of time during which the stock options held by him may be exercised. If the executive’s employment were to be terminated by us for any reason (including by reason of his disability) other than due to his death or due to an event or circumstance constituting cause, or by the executive with good reason or due to his retirement, in each case within one year following a change of control, or if the employment agreement were not to be renewed for any reason other than for cause within six months preceding or following a change of control, the executive would be entitled to receive the same additional payments and benefits as those described in the preceding sentence, except that his lump-sum payment would be equal to 1.5 times his then-current base salary and would not include health savings account contributions.

For purposes of the employment agreements, “cause” means (i) the executive’s conviction of, plea of nolo contendere to or receipt of deferred adjudication with respect to a felony crime, (ii) a violation by the executive of federal or state securities laws, (iii) the executive’s commission, in the good faith judgment of our Board of

Directors, of an act of sexual or other unlawful harassment or moral turpitude, (iv) a breach by the executive of his fiduciary duties, (v) a breach by the executive of certain provisions of his employment agreement, (vi) the commission by the executive of a material act of fraud upon us, (vii) the material misappropriation by the executive of our funds or other property, (viii) the executive’s knowing engagement, without the written approval of our Board of Directors or Compensation Committee, in any material activity that directly competes with our business or that our Board of Directors or Compensation Committee determines in good faith would directly result in a material injury to our business or reputation or (ix) a material breach by the executive of the other provisions of his employment agreement or the willful, material and repeated nonperformance of the executive’s duties, in each case after notice and an opportunity to cure.

For purposes of the employment agreements, “good reason” means (i) a substantial change in the executive’s duties that constitutes a material breach by us of the terms of the agreement, the assignment to the executive of duties or responsibilities that are inconsistent with his previous duties and responsibilities or a material diminution or reduction in the executive’s duties and responsibilities (excluding in each case an inadvertent action which is promptly cured and, in the case of Mr. Schoonmaker, a change in his title or responsibilities, provided that he continues to manage our assets and operations), (ii) a material breach by us of the agreement, (iii) a purported termination otherwise than as expressly permitted pursuant to the agreement or (iv) any failure by us to obtain the assumption of the agreement by a successor.

For purposes of the employment agreements, “change of control” means (i) the acquisition by any individual, entity or group of beneficial ownership of 50% or more of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities (subject to certain exceptions), (ii) the approval by our stockholders of a merger, consolidation or similar business combination unless immediately following such transaction substantially all of the holders of our voting securities immediately prior to such transaction beneficially own more than 50% of the common stock of the corporation resulting from such transaction in substantially the same proportions or (iii) the sale or other disposition of all or substantially all of our assets, unless immediately following such transaction substantially all of the holders of our voting securities immediately prior to such disposition beneficially own more than 50% of the common stock of the corporation acquiring such assets in substantially the same proportions.

In addition, pursuant to the employment agreements, upon the executive’s death, his spouse would be entitled to receive the following payments and benefits: (i) a lump-sum payment equal to 0.5 times his then-current base salary; (ii) a prorated bonus; (iii) continued group health coverage (including payment of premiums) for her and her dependents for up to 18 months; (iv) accelerated vesting of any and all stock options, shares of restricted stock and other equity awards held by the executive prior to his death; and (v) the potential extension of the period of time during which the stock options may be exercised.

If the executive’s employment is terminated by us for cause, or if the executive voluntarily resigns or otherwise terminates his employment without good reason (other than in connection with his retirement following a change of control), he would be entitled only to payment for accrued but unpaid salary, unused vacation days and unreimbursed business expenses.

Under their employment agreements, Messrs. Schoonmaker and Barnes are subject to covenants prohibiting them from (i) disclosing confidential information, (ii) making defamatory statements about us, (iii) soliciting or attempting to solicit business in products or services competitive with ours for a period of two years following the termination of their employment, (iv) competing with us for a period of one year following the termination of their employment or (v) recruiting our employees for a period of two years following the termination of their employment.

Compensation Committee Interlocks and Insider Participation

Messrs. Cabes (Chairman), Johnson and Parker and Ms. Schnabel serve as the members of our Compensation Committee. The Board of Directors has determined that Messrs. Cabes, Johnson and Parker and Ms. Schnabel are independent directors (as defined by NASDAQ listing standards). None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2007, other than the following: a Form 4 was not filed for Peter G. Schoonmaker, our Chief Executive Officer, or Ronald T. Barnes, our Chief Financial Officer, with respect to the purchase of 600 and 1,000 shares of our common stock, respectively, in our initial public offering.

Stockholder Communications with Directors

The Board of Directors has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board of Directors by mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to our executive offices at 1 E. Alger, Sheridan, Wyoming 82801, Attention: Secretary.

All communications received as set forth in the preceding paragraph will be opened by the office of our Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Stockholder Proposals for 2009 Annual Meeting

Stockholder proposals may be included in our proxy materials for consideration at an annual meeting so long as they are provided to us on a timely basis and satisfy the requirements and conditions set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and our Amended and Restated Bylaws. Stockholders that intend to present a proposal at our 2009 Annual Meeting of Stockholders must give notice of the proposal to us no later than March 4, 2009 to be considered timely, regardless whether submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or presented otherwise pursuant to our Amended and Restated Bylaws. If the date of the 2009 Annual Meeting is moved by more than 30 days from the anniversary of our 2008 Annual Meeting, notice of a proposal submitted under Rule 14a-8 must be received by us a reasonable time before we begin to print and mail our proxy materials, or if submitted otherwise pursuant to our Amended and Restated Bylaws, must be received by us not later than the later of (i) the 90th day before the meeting or (ii) the 10th day following the day on which we publicly announce the date of the meeting.

Rule 14a-4(c)(1) establishes a different deadline for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement. Rule 14a-4(c)(1) relates to the discretionary voting authority retained by the Company with respect to proxies. With respect to any stockholder proposal for next year’s annual meeting submitted after May 18, 2009, the Company retains discretion to vote proxies it receives as the Board of Directors sees fit. With respect to proposals submitted before May 18, 2009, the Company retains discretion to vote proxies it receives as the Board of Directors sees fit, only if (i) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue a proxy statement with respect to the proposal in compliance with Rule 14a-4(c)(2).

Proposals submitted under Rule 14a-8 must be accompanied by the information required under our Amended and Restated Bylaws. Stockholders are advised to review the Company’s Amended and Restated Bylaws, as they may be amended from time to time, for additional requirements and deadlines applicable to the submission of stockholder proposals, including, but not limited to, proposals relating to the nomination of one or more candidates for election to the Company’s Board of Directors.

Our Secretary must receive stockholder proposals in writing at the executive offices of the Company at 1 E. Alger, Sheridan, Wyoming 82801, Attention: Secretary.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. If you would like to obtain another copy of the proxy, please contact the Company’s Secretary at 1 E. Alger, Sheridan, Wyoming 82801, Attention: Secretary, by mail. If you want to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

Availability of Annual Report on Form 10-K and Quarterly Report on Form 10-Q

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 are available without charge through our website at www.pinnaclegas.com and at www.sec.gov or upon written request to Pinnacle Gas Resources, 1 E. Alger, Sheridan, Wyoming 82801. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at our website in general is intended or deemed to be incorporated by reference herein.

BY ORDER OF THE BOARD OF DIRECTORS

Steven A. Webster
Chairman

July 2, 2008

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

2008 Annual Meeting Proxy Card
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals
The Board of Directors recommends a vote FOR the following nominees.

1. Election of Directors:	For	Withhold

01 - Robert L. Cabes, Jr.	☐	☐

02 - Sylvester P. Johnson, IV	☐	☐
The Board of Directors recommends a vote FOR the ratification of the independent auditor.

		For	Against	Abstain
2.	Ratification of Ehrhardt Keefe Steiner & Hottman PC as the independent auditor for the fiscal year ending December 31, 2008.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting (or any adjournment thereof).

The undersigned acknowledges receipt of the formal notice of such meeting and the accompanying Proxy Statement.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.

     /     /
Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Pinnacle Gas Resources, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS ON
TUESDAY, AUGUST 12, 2008 AT 9:00 A.M., MOUNTAIN DAYLIGHT TIME
The undersigned hereby appoints Peter G. Schoonmaker and Ronald T. Barnes, and each of them, with full power to act in the absence of the other, as proxies (the “Proxies”) for the undersigned, with the powers the undersigned would possess if personally present, and with full power of substitution, to represent and to vote, at the 2008 annual meeting of the stockholders of Pinnacle Gas Resources, Inc. (the “Company”) to be held at the Crowne Plaza Hotel, 1450 Glenarm Place, Denver, Colorado 80202 at 9:00 a.m. (Mountain Daylight time) on Tuesday, August 12, 2008 (and at any adjournment or postponement thereof), all shares of common stock of Pinnacle Gas Resources, Inc. which the undersigned may be entitled to vote, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement dated July 2, 2008 furnished herewith, subject to any directions indicated on this proxy. If no directions are given and the signed proxy is returned, the Proxies will vote: (i) FOR Proposal 1 — approving the election of the director nominees; (ii) FOR Proposal 2 — ratifying the Company’s independent auditor; and (iii) at their discretion on any other matter that may properly come before the meeting (or any adjournment or postponement thereof).
Items to be voted appear on the reverse side.